UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported): September 7, 2023
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LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

530 7th Ave, Floor M1
New York, New York 10018
(Address of principal executive offices, with zip code)

(212) 609-4200
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LPSN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2023, the Board of Directors (the “Board”) of LivePerson, Inc. (the “Company”) appointed Jeffrey Ford as the Company’s principal accounting officer. Mr. Ford joined the Company in August 2023 to serve as the Company’s Senior Vice President and Chief Accounting Officer. Effective concurrently with Mr. Ford’s designation as the Company’s principal accounting officer, the designation of Mr. John Collins in that capacity ended. Mr. Collins continues to serve as the Company’s Interim Chief Executive Officer and Chief Financial Officer and the Company’s principal executive officer and principal financial officer.

Mr. Ford, age 44, joined the Company after serving in senior finance and accounting roles at Stripe, Inc. and Crowdstrike Holdings, Inc. Prior to that, Mr. Ford was at KPMG LLP for 20 years, most recently as a partner where he held various leadership roles and served in the Department of Professional Practice. Mr. Ford received his B.S. and B.A. from the University of Redlands and is a certified public accountant.

Pursuant to an offer letter between the Company and Mr. Ford, Mr. Ford is entitled to receive an annual base salary of $375,000 and is eligible to participate in the Company’s annual bonus plan as it exists from time to time, with a target bonus opportunity of 45% of base salary (prorated to 22.5% for 2023) based on individual and company performance. In addition, the offer letter provides for (i) standard Company employee benefits; and (ii) the grant of restricted stock units in respect of Company common stock with an approximate grant date value of $900,000 which will vest 25% each year over four years beginning on the first anniversary of the date of grant consistent with the Company’s standard equity policies. If Mr. Ford’s employment is terminated by the Company without Cause or resigns for Good Reason (as such terms are defined in his offer letter) (each, a “Qualifying Termination”), subject to his timely delivery of an irrevocable general release of claims against the Company, he will be entitled to (i) severance in the amount of three months’ base salary, and (ii) if such termination occurs on or before the date that bonuses are paid for the fiscal year prior to termination, a payment equal to the bonus that would have been received for the prior fiscal year had the executive remained employed on the date bonuses for such fiscal year are paid. If a Qualifying Termination occurs within the 12-month period following a Change of Control (as defined in his offer letter), (A) if the termination occurs within the first twelve months of Mr. Ford’s employment, he will automatically vest in any RSUs (or stock options, if applicable) that would have vested in the twelve month period following his termination, and (B) if the termination occurs after Mr. Ford has been employed for at least twelve months, he will fully vest in any outstanding RSUs (or stock options, if applicable).

The Company expects to enter into an indemnification agreement with Mr. Ford substantially in the form of indemnification agreement entered into with other officers of the Company, which, among other things, provides for indemnification by the Company for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against the executive in connection with his or her status or service as an executive of the Company.

Mr. Ford does not have any family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 13, 2023, the compensation committee of the Board approved a discretionary cash bonus and a supplemental equity grant to be provided to Mr. John Collins in recognition of his service to the Company in the dual role of its interim Chief Executive Officer and Chief Financial Officer. As previously reported, Mr. Collins, the Company’s Chief Financial Officer, accepted the role of the Company’s interim Chief Executive Officer as of August 7, 2023. The discretionary cash bonus, in the amount of $300,000, will be paid in five equal monthly installments. The equity grant, in the form of an award of restricted stock units with a value of approximately $725,000, will vest on the first anniversary of the date of grant, subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan, its customary restricted stock unit award agreement, as well as Mr. Collins’ employment letter agreement and retention agreement. Notwithstanding anything to the contrary, payment of the discretionary cash bonus and vesting of the equity grant would accelerate in the event of a termination of Mr. Collins’ employment by the Company without Cause (as defined in his employment letter agreement) occurring before the applicable payment and vesting dates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEPERSON, INC. (Registrant)

Date:	September 13, 2023	By:	/s/ Monica L. Greenberg
Monica L. Greenberg
Executive Vice President, Policy and General Counsel